Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emerald Expositions Events, Inc. of our report dated November 9, 2016, relating to the carve-out financial statements of HOW Events Operations (a carve-out of F+W Media, Inc.) as of October 13, 2015 and December 31, 2014 and for the period January 1, 2015 through October 13, 2015, appearing in the Registration Statement (No. 333-217091) on Form S-1, as amended, and the related prospectus of Emerald Expositions Events, Inc.

/s/ RSM US LLP

Cincinnati, Ohio

May 25, 2017